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                                                                     Exhibit 2.1


                    AGREEMENT AND PLAN OF REORGANIZATION

                                BY AND AMONG



                               QRS CORPORATION

                                     AND

                               TRADEWEAVE, INC.

                         DATED AS OF FEBRUARY 5, 2001



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                               TABLE OF CONTENTS

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                                                                            PAGE

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ARTICLE I THE MERGER.....................................................      2

     1.1   The Merger ...................................................      2
     1.2   Effective Time ...............................................      2
     1.3   Effect of the Merger..........................................      2
     1.4   Certificate of Incorporation and Bylaws.......................      2
     1.5   Directors and Officers........................................      2
     1.6   Effect of Merger on the Capital Stock of the
           Constituent Corporations......................................      3
     1.7   Surrender of Certificates/Exchange Agent .....................      4
     1.8   No Further Ownership Rights in Company Common Stock ..........      6
     1.9   Lost, Stolen or Destroyed Certificates .......................      6
     1.10  Tax Consequences .............................................      6
     1.11  Definitions...................................................      7
     1.12  Taking of Necessary Action; Further Action....................      8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................      8
     2.1   Organization of the Company...................................      9
     2.2   Company Capital Structure.....................................      9
     2.3   Authority.....................................................     10
     2.4   No Conflict ..................................................     10
     2.5   Consents......................................................     10
     2.6   Company Financial Statements .................................     11
     2.7   Absence of Undisclosed Liabilities ...........................     11
     2.8   Brokers' and Finders' Fees; Third Party Expenses .............     11
     2.9   Intellectual Property.........................................     11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT.....................     13
     3.1   Organization, Standing and Power .............................     13
     3.2   Authority.....................................................     13
     3.3   Consents......................................................     13
     3.4   Parent Common Stock ..........................................     14

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...........................     14
     4.1   Conduct of Business of the Company ...........................     14

ARTICLE V ADDITIONAL AGREEMENTS .........................................     16
     5.1   Preparation of Information Statement .........................     16
     5.2   Meeting of Stockholders ......................................     17
     5.3   Confidentiality...............................................     17
     5.4   Expenses......................................................     17
     5.5   Public Disclosure ............................................     18
     5.6   Reasonable Efforts ...........................................     18
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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                                                                            PAGE

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     5.7   Notification of Certain Matters...............................     18
     5.8   Additional Documents and Further Assurances ..................     18
     5.9   S-8 Registration .............................................     18
     5.10  Termination of 401(k) Plan ...................................     19
     5.11  Termination of Severance Plans ...............................     19

ARTICLE VI CONDITIONS TO THE MERGER .....................................     19
     6.1   Conditions to Obligations of Each Party to Effect the Merger..     19
     6.2   Conditions to the Obligations of Parent ......................     20
     6.3   Conditions to Obligations of the Company .....................     21

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................     22
     7.1   Survival of Representations, Warranties and Covenants.........     22

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...........................     22
     8.1   Termination...................................................     22
     8.2   Effect of Termination ........................................     23
     8.3   Amendment.....................................................     23
     8.4   Extension; Waiver ............................................     23

ARTICLE IX GENERAL PROVISIONS............................................     23
     9.1   Notices.......................................................     23
     9.2   Interpretation................................................     24
     9.3   Counterparts..................................................     24
     9.4   Entire Agreement; Assignment .................................     25
     9.5   Severability..................................................     25
     9.6   Other Remedies ...............................................     25
     9.7   Governing Law.................................................     25
     9.8   Rules of Construction.........................................     25
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                                     - ii -

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         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of February 5, 2001 by and among QRS Corporation, a Delaware corporation ("PARENT "), and Tradeweave, Inc., a Delaware corporation (the "COMPANY").

                                   RECITALS

         A. The Boards of Directors of each of Parent and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, and (ii) the stock option plans of the Company and all issued and outstanding options to purchase capital stock of the Company shall be assumed by Parent with shares of common stock of Parent being substituted for the shares of Company Capital Stock issuable thereunder.

         C. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements, in the form attached hereto as EXHIBIT A (the "VOTING AGREEMENT"), with Parent.

         D. Concurrent with the execution and delivery of this Agreement, as a material inducement to certain Stockholders to enter into this Agreement, certain Stockholders of the Company shall receive the future pro rata right to purchase shares of common stock of Parent (the "PARENT OPTIONS").

         E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to Company Stockholders other than Parent and, with respect to Parent, to effect a liquidation of the Company governed by Section 332 of the Code.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

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                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. At the Effective Time (as defined in SECTION 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("DELAWARE LAW"), the Company shall be merged with and into Parent, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the "SURVIVING CORPORATION."

         1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to SECTION 8.1 hereof, the closing of the Merger (the "CLOSING") will take place after the market closes on February 9, 2001 (the "CLOSING DATE"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Spear Street Tower, One Market, San Francisco, California, 94105, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. Immediately following the execution and delivery of all documents required to effect the Merger, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the applicable provisions of Delaware Law. The time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be specified in the Certificate of Merger, shall be referred to herein as the "EFFECTIVE TIME". The date upon which all documents required to effect the Merger are delivered shall be referred to herein as the "Closing Date."

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4  CERTIFICATE OF INCORPORATION AND BYLAWS.

              (a) Unless otherwise determined by Parent prior to the Effective Time, the articles of organization of Parent, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such articles of organization.

              (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Parent immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the articles of organization of the Surviving Corporation and such bylaws.

         1.5  DIRECTORS AND OFFICERS.


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              (a) Unless otherwise determined by Parent prior to the Effective
Time, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the articles of organization and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

              (b) Unless otherwise determined by Parent prior to the Effective Time or as otherwise provided herein, the officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

         1.6 EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.


              (a) CONVERSION OF COMPANY COMMON STOCK. Each share of common stock, par value $0.00025 per share, of the Company (the "Company Common Stock") and each share of preferred stock, par value $0.001 per share, of the Company (the "Preferred") issued and outstanding immediately prior to the Effective Time (other than any share of Company Common Stock or Preferred to be canceled and extinguished pursuant to Section 1.7(d)) will be automatically converted into a fraction of a share of Parent Common Stock (as defined below) (the "Exchange Ratio") shall be computed by (X) dividing (A) $26.2 million by (B) the average of the closing sale prices per share of Parent Common Stock for the ten
(10) trading days ending after the market closes on the Closing Date (the "Average Market Price") and (Y) dividing such quotient by the number of shares of common stock and Preferred of the Company outstanding, on a fully-diluted and fully-converted basis, on the day (the "Reference Date") immediately prior to the Closing Date, rounded down to the nearest whole number of shares of Parent Common Stock; provided, that if the Average Market Price is (x) less than $8.00 per share then the Exchange Ratio shall be 0.1125 or (ii) more than $12.00 per share then the Exchange Ratio shall be 0.0750. The Exchange Ratio shall be computed to the fourth decimal place. If any shares of Company Common Stock or Preferred outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then, except to the extent otherwise provided in such agreement, the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock or Preferred will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

              (b) ASSUMPTION OF COMPANY PLAN AND OPTIONS. As soon as practicable following the Closing but effective as of the Effective Time, the Company's 1999 Stock Option/Stock Issuance Plan (collectively, the "Plan") and each Company Option shall be assumed by Parent. Each Company Option so assumed by Parent pursuant to this SECTION 1.6(b) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan, and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (A) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were


                                       3

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issuable upon exercise of such Company Option immediately prior to the Effective
Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Exchange Ratio, rounded to the nearest whole cent. Parent will issue to each holder of an outstanding Company Stock Option a notice describing the foregoing assumption of such Company Stock Option by Parent. It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Stock
Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.6(b) shall be applied consistent with such intent.

              (c) WITHHOLDING TAXES. Any amounts payable to any Stockholder pursuant to SECTION 1.6 hereof shall be subject to, and reduced by an amount equal to, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of such stockholder of the Company) in connection with the acquisition of Company Common Stock and Preferred upon the exercise of Company Options, upon the lapsing of repurchase rights in respect of shares of Company Common Stock, or upon payment of a bonus in the form of Company Common Stock, if any, to such stockholder.

              (d) STOCKHOLDER LOANS. In the event that any Stockholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such stockholder pursuant to this SECTION 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such stockholder's loans as of the Effective Time.

              (e) SUFFICIENT RESERVED SHARES. Parent will reserve sufficient shares of Parent Common Stock for issuance under this SECTION 1.6.

              (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock or Preferred), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock or Preferred occurring on or after the date hereof and prior to the Effective Time.

         1.7  SURRENDER OF CERTIFICATES/EXCHANGE AGENT.

              (a) EXCHANGE AGENT. The Corporate Secretary of Parent shall serve as the exchange agent (the "EXCHANGE AGENT") for the Merger.

              (b) PARENT TO PROVIDE PARENT COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the


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shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and Preferred.

              (c) EXCHANGE PROCEDURES. On or promptly after the Effective Time, the Stockholders will surrender the certificates representing their Company Common Stock and Preferred (the "STOCK CERTIFICATES") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions that Parent may reasonably request. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and va lidly executed in accordance with the instructions thereto, subject to the terms of SECTION 1.7(f) hereof, the holder of such Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and the Stock Certificate so surrendered shall be canceled. Until so surrendered, each outstanding Stock Certificate will be deemed from and for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock and Preferred shall have been so converted.

              (d) DISSENTING SHAREHOLDERS.

                     (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock or Preferred held by a holder who, immediately prior to the Effective Time, acting in accordance with
Section 262 of Subchapter IX of the Delaware Law, (i) prior to the special meeting at which the Stockholders vote to approve the Merger (the "Special Meeting") has delivered to the Company written notice of his intention to demand payment for his shares of the Company Common Stock or Preferred if the Merger is effectuated and (ii) has not voted in favor of the Merger, shall not have his shares of the Company Common Stock or Preferred converted into a right to receive shares of Parent Common Stock. If, however, after the Effective Time such holder withdraws or loses his right to demand payment for his Company Common Stock or Preferred, such Company Common Stock or Preferred shall be treated as if they had been converted as of the Effective Time and, as of the occurrence of such event, such holder's Company Common Stock or Preferred shall treated as if they had been converted as of the Effective Time into the right to receive that number of shares of Parent Common Stock as is set forth Section 1.6 hereof.

                     (ii) The Company shall give Parent (i) prompt notice of any written demands for payment of any Company Common Stock or Preferred, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Company Common Stock or Preferred or offer to settle or settle any such demands.

              (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Stock Certificate


                                       5

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with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Stock Certificate shall surrender such Stock Certificate. Subject to applicable law, following surrender of any such Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

              (f) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

              (g) NO LIABILITY. Notwithstanding anything to the contrary in this
SECTION 1.7 hereof, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Preferred for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The shares of Parent Common Stock paid in respect of the surrender for exchange of shares of Company Common Stock and Preferred in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock and Preferred, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock and Preferred which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

         1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Company Common Stock/Preferred shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to
SECTION 1.6 hereof; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") with respect to Company Stockholders other than Parent and, with respect to Parent, shall be a liquidation governed by Section 332 of the Code.


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         1.11 DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "AVERAGE MARKET PRICE" shall mean the average of the closing sale prices per share of Parent Common Stock for the ten (10) trading days ending on the Reference Date.

                  "CLOSING DATE" shall mean after the market closes on February 9, 2001.

                  "COMPANY COMMON STOCK" shall mean shares of common stock, $.00025 par value, of the Company.

                  "COMPANY MATERIAL ADVERSE EFFECT" shall mean, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole (except for those changes, events and effects that are caused by (i) conditions affecting the United States economy as a whole, (ii) conditions affecting the industry in which Company competes as a whole, (iii) conditions resulting from the announcement or the pendency of the Merger, (iv) or actions that the Company may take or not take in response to requests made by Parent for permission to take actions prohibited by, or to refrain from taking actions required by, SECTION 4.1.

                  "COMPANY OPTIONS" shall mean all issued and outstanding options, warrants or other rights to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity.

                  "ESTIMATED THIRD PARTY EXPENSES" shall mean the amount of Third Party Expenses (as defined in Section 5.4) payable by the Company estimated by the Company in good faith and based on reasonable assumptions of the Closing Date.

                  "EXCHANGE RATIO" shall assume its definition in
SECTION 1.6(a).

                  "GAAP" shall mean United States generally accepted accounting princ iples consistently applied.

                  "KNOWLEDGE" shall mean with respect to the Company, the knowledge of the Company's officers, directors and other managers, provided that such persons shall have made due and diligent inquiry of those employees and contract workers of the Company whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented .

                  "PARENT COMMON STOCK" shall mean shares of common stock, par value $0.001 per share, of Parent.

                  "PARENT MATERIAL ADVERSE EFFECT" shall mean, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken


                                       7

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as a whole (except for those changes, events and effects that are caused by
(i) conditions affecting the United States economy as a whole, (ii) conditions affecting the industry in which Parent competes as a whole, (iii) conditions resulting from the announcement or the pendency of the Merger, (iv) or any decline in Parent's stock price.

                  "PARENT OPTIONS" shall mean options, warrants, or the right to purchase shares of Parent Common Stock to be issued to Preferred Stockholders Peter Johnson and Garth Saloner, pro rata in accordance with their relative holdings of Company Preferred, to purchase shares of Parent Common Stock, at a price per share equal to the fair market value on the date of grant, as follows:
35,000 shares commencing January 1, 2002 and ending January 31, 2005; 35,000 shares commencing January 1, 2003 and ending January 31, 2005; 35,000 shares commencing January 1, 2004 and ending January 31, 2005; and 35,000 shares commencing January 1, 2004, and ending January 31, 2005; in each case subject to early purchase in the event of a Change in Control or Corporate Transaction (as defined in the Plan).

                  "PLAN" shall mean the Company's 1999 Stock Option/Stock Issuance Plan.

                  "PREFERRED" shall mean the Series A Preferred Stock, $0.001 par value, of the Company.

                  "REFERENCE DATE" shall mean the day immediately prior to the Closing Date.

                  "RETENTION OPTIONS " shall mean options to purchase up to 200,000 shares of Parent Common Stock to be granted to key Company employees pursuant to the Plan, on terms to be determined by Parent's Compensation Committee (including the number of shares and vesting of each such option, with an exercise price equal to the fair market value of Parent Common Stock on the date of grant.

                  "STOCKHOLDER" shall mean each holder of any Company Common Stock and Preferred immediately prior to the Effective Time.

         1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, and the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
                       REPRESENTATIONS AND WARRANTIES OF
                                  THE COMPANY

         The Company hereby represents and warrants to Parent, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph


                                       8

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numbers) supplied by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE "),
attached hereto as Schedule 2 and dated as of the date hereof, that on the date hereof and (except as otherwise noted) as of the Effective Time as though made at the Effective Time as follows:

         2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business except where the failure to so qualify would not have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its articles of organization and bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

         2.2  COMPANY CAPITAL STRUCTURE.

              (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 21,683,503 shares are issued and outstanding and 5,628,886 shares of Preferred of which 5,628,886 shares are issued and outstanding as of the date hereof. The Company Common Stock and Preferred is held by the persons and in the amounts set forth in SECTION 2.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Common Stock and Preferred are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of organization or bylaws of the Company, and were issued free of any similar rights under any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock and Preferred. The Company has no other capital stock authorized, issued or outstanding.

              (b) Except for the Plan, the Company has never adopted or maintained any stock option plans or other plans providing for equity compensation of any person. The Company has reserved 4,000,000 shares of Company Common Stock for issuance to emplo yees, contract workers and directors of, and consultants to, the Company upon the exercise of options granted under the Plan, of which 1,797,000 shares are issuable (subject to vesting), as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan. SECTION 2.2(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option and the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option will be accelerated by the transactions contemplated by this Agreement, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Except for the Company Options, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of


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


the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

         2.3 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, subject to approval of this Agreement and the Merger by the Stockholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the Merger by the Stockholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         2.4 NO CONFLICT. Except as set forth in Schedule 2.4 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the articles of organization or bylaws of the Company, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license to which the Company or any of its properties or assets (including intangible assets), is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (tangible and intangible) or assets except with respect to such conflicts, violations or defaults, in the case of clauses (ii) and (iii), that would not in the aggregate have a Company Material Adverse Effect. Following the Effective Time, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

         2.5 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for
(i) orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations or filings which if not obtained or made would not have a Company Material Adverse Effect or otherwise have a material adverse effect on the ability of the parties to consummate the Merger.

         2.6 COMPANY FINANCIAL STATEMENTS. The Company has provided to Parent its unaudited balance sheet as of December 31, 2000 (the "Financials Date"), and the related unaudited statements of income and stockholders' equity for the periods then ended (collectively, the "FINANCIALS"). The Financials are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that such financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein.

         2.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Financials, (ii) those incurred in the ordinary course of business and not required to be set forth in the Financials under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Financials Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

         2.8 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. SECTION 2.8 of the Company Disclosure Schedule sets forth the Company's current estimate of all Third Party Expenses (as defined in SECTION 5.4 hereof) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         2.9  INTELLECTUAL PROPERTY.

         (a) The Company owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know- how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company. The Company has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

         (b) SCHEDULE 2.9 of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is aut horized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Company product.

         (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property Rights of the Company, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

         (d) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement of the Company relating to the Intellectual Property or Third Party Intellectual Property Rights.

         (e) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. The manufacturing, marketing, licensing or sale of the Company's products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. The Company has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

         (f) The Company has secured from all consultants and employees who contributed to the creation or development of Intellectual Property valid written assignments of the rights to such contributions that the Company does not already own by operation of law.

         (g) The Company has taken all reasonable necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                                  OF PARENT

         Parent hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by Parent to the Company (the "PARENT DISCLOSURE SCHEDULE") and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

         3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations, prospects or capitalization of Parent (a "PARENT MATERIAL ADVERSE EFFECT"), provided that a drop in Parent's stock price shall not constitute such a material adverse effect.

         3.2 AUTHORITY. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to shareholder approval. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligations of Parent, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.3 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Merger Agreement with the Secretary of State of the State of Delaware.

         3.4 PARENT COMMON STOCK. Parent Common Stock which constitutes the Merger consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

                                  ARTICLE IV
                     CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees, except to the extent that Parent shall otherwise consent in writing, to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly required by this Agreement or as set forth in SECTION 4.1 of the Company Disclosure Schedule, the Company shall not, without the prior written consent of Parent:

         (a) make any expenditures or enter into any commitment or transaction exceeding $100,000;

         (b) (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property except for non-exclusive license agreements entered into in the ordinary course of business or enter into any agreement with respect to any intellectual property of any person or entity, except for licenses or commercially available software, (ii) enter into any agreement with respect to the development of any intellectual property with a third party except for consulting agreements entered in to in the ordinary course of business which provide for exclusive ownership by the Company of any Intellectual Property developed thereunder or (iii) or change the methods of establishing pricing or royalties charged by the Company to its customers or licensees, or the methods of establishing pricing or royalties set or charged by persons who have licensed intellectual property to the Company except as required by the terms of agreements currently in effect;

         (c) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

         (d) amend or otherwise modify (or agree to do so), or violate the terms of, any Company Contracts or License Agreements;

         (e) commence or settle any litigation;

         (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock or Preferred, or split, combine or reclassify any Company Common Stock or Preferred or issue or aut horize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Preferred, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock or Preferred (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options or restricted stock awards;

         (g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for shares of Company Common Stock issued upon exercise of Company Options outstanding on the date hereof;

         (h) cause or permit any amendments to its articles of organization, bylaws or other organizational documents of the Company;

         (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

         (j) except as allowed pursuant to SECTION 4.1(b) hereof, sell, lease, license or otherwise dispose of any of its properties or assets, except properties or assets which are not Company Intellectual Property and only in the ordinary course of business and consistent with past practices;

         (k) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

         (l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

         (m) grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee or contract worker except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

         (n) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee or contract worker, or increase the salaries or wage rates of its employees or contract workers except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Company Disclosure Schedule;

         (o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

         (p) pay, discharge or satisfy, in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financials or arising in the ordinary course of business after the date of the Current Balance Sheet;

         (q) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (r) enter into any strategic alliance or joint marketing arrangement or agreement;

         (s) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Common Stock;

         (t) hire or terminate any employees or contract workers, or encourage any employees or contract workers to resign from the Company; or

         (u) take, or agree in writing or otherwise to take, any of the actions described in SECTIONS 4.1(a) through 4.1(u) hereof, or any other action that would (x) prevent the Company from performing or cause the Company not to perform their respective covenants hereunder or (y) cause or result in any representations and warranties contained in Article II herein being untrue or incorrect.

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

         5.1 PREPARATION OF INFORMATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Company shall prepare an Information Statement for the Stockholders of the Company to approve this Agreement and the transactions contemplated hereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the Merger and an information statement for solicitation of shareholder approval of the Merger. Parent and the Company shall each use its commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of the Company that the Company Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

         5.2 MEETING OF STOCKHOLDERS. The Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting or to secure the written consent of its Stockholders within thirty
(30) days of the date of this Agreement. The Company shall consult with Parent regarding the date of the Company Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent. The Company shall use its best efforts to solicit from Stockholders of the Company proxies or shareholder consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Stockholders required to effect the Merger.

         5.3 CONFIDENTIALITY. Each of the parties hereto hereby agrees not to disclose the information obtained in any investigation pursuant to
SECTION 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby to a third party (other than to its respective representatives and, as appropriate, employees) without the prior written consent of the other, except to the extent required by law or legal process. Each party agrees that it shall hold in confidence any and all proprietary, confidential, trade secrets and other non-public information and data relating to the business and affairs of the other furnished or disclosed pursuant to this Agreement or otherwise, and shall not disclose, publish, or make use of any such information without the prior written consent of the party disclosing the same unless the information otherwise becomes general public knowledge or was independently known to the receiving party or hereafter becomes lawfully known by the receiving party other than from the disclosing party.

         5.4 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided that Parent agrees to pay up to $700,000 of such reasonable and documented Third Party Expenses incurred by the Company.

         5.5 PUBLIC DISCLOSURE. Neither party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent's obligation to comply with applicable securities laws.

         5.6 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         5.7 NOTIFICATION OF CERTAIN MATTERS. Each of the Company and Parent shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty made by it in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time, and
(ii) any failure by it to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
SECTION 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by either party pursuant to this SECTION 5.8, however, shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         5.8 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

         5.9 S-8 REGISTRATION. Not later than forty-five (45) days after the Effective Time, Parent agrees to file, if available for use by Parent, with the Securities and Exchange Commission a registration statement on Form S-8 registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to SECTION 1.6(b) hereof.

         5.10 TERMINATION OF 401(k) PLAN. The Company and its Affiliates, as applicable, each agrees to terminate its 401(k) plan immediately prior to Closing, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing the Company with written notice of such election at least three (3) days before the Effective Time. Unless Parent provides such notice to the Company, Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) 401(k) plan has been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

         5.11 TERMINATION OF SEVERANCE PLANS. The Company and its Affiliates, as applicable, each agrees to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA immediately prior to Closing. Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) plan(s) has been terminated pursuant to each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

                                  ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

              (a) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

              (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

              (c) VOTES. This Agreement shall have been approved by the requisite vote of the Company's Stockholders by written consent or at a duly called meeting of Company's Stockholders.

              (d) RETENTION OPTIONS. Parent shall have granted the Retention Options by the Closing Date.

              (e) PARENT OPTIONS. Parent shall have granted the Parent Options by the Closing Date.

              (f) TAX OPINION. Parent shall have received a written opinion from its tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation ("Wilson Sonsini")) to the effect that with respect to Parent the Merger will qualify as a complete liquidation of a subsidiary to which
Section 332 of the Code applies, and the Company shall have received a written opinion from its counsel (Steinhart & Falconer LLP ("Steinhart & Falconer")) to the effect that with respect to the Stockholders other than Parent the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, each such opinion being in form and substance reasonably satisfactory to Parent and the Stockholders other than Parent, respectively, and such opinion shall not have been withdrawn; provided, however, that if counsel to either Parent or the Company does not render its respective opinion, this condition shall nonetheless be deemed to be satisfied with respect to suc h party if counsel to the other party renders the opinion to have been rendered by its tax counsel to such party. The parties to this Agreement each agree to make such reasonable representations as requested by Wilson Sonsini and Steinhart & Falconer for the purpose of rendering such opinions.

              (g) GOVERNMENTAL APPROVAL. Approvals from any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission that are required to consummate the Merger shall have been timely obtained.

         6.2 CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligation of Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Effective Time except (i) to the extent that the failure of such representations and warranties to be true and correct in each case or in the aggregate does not constitute a Company Material Adverse Effect, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct as of such particular date except to the extent that the failure of such representations and warranties to be true and correct as of such particular date does not constitute a Company Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

              (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

              (c) LITIGATION. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

              (d) NO DISSENTERS. Holders of no more than 1.0% of the outstanding shares of Company Common Stock and Preferred shall have exercised dissenters' rights with respect to the transactions contemplated by this Agreement.

              (e) THIRD PARTY CONSENTS. Parent shall have received all consents, waivers, approvals, and assignments listed in SCHEDULE 6.2(d) to this Agreement.

              (f) RESIGNATION OF DIRECTORS. Parent shall have received a written resignation from each of the directors of the Company effective as of the Effective Time.

              (g) VOTING AGREEMENTS. Parent shall have received from each of Peter Johnson and Garth Saloner an executed Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as EXHIBIT A.

         6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

              (a) REPRESENTATIONS AND Warranties .The representations and warranties of Parent contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Effective Time except
(i) to the extent that the failure of such representations and warranties to be true and correct in each case or in the aggregate does not constitute a Parent Material Adverse Effect, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct as of such particular date except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date does not constitute a Parent Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

              (b) AGREEMENTS AND COVENANTS. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

                                  ARTICLE VII
                         SURVIVAL OF REPRESENTATIONS
                                 AND WARRANTIES

         7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION. Except as provided in SECTION 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the
Closing:

              (a) by mutual agreement of the Company and Parent;

              (b) by Parent or the Company if the Effective Time shall not have occurred by March 31, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

         (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

         (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

         (e) by Parent if there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; PROVIDED, HOWEVER, that no cure period shall be required for a breach which by its nature cannot be cured; or

              (f) by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; PROVIDED, HOWEVER, that no cure period shall be required for a breach which by its nature cannot be cured.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors or stockholders, if applicable; PROVIDED, HOWEVER, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and PROVIDED FURTHER, HOWEVER, that, the provisions of SECTIONS 5.3, 5.4 and
5.5 hereof, ARTICLE IX hereof and this SECTION 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.

         8.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. For purposes of this SECTION 8.3, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

         8.4 EXTENSION; WAIVER. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this SECTION 8.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

                                  ARTICLE IX
                             GENERAL PROVISIONS

         9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); PROVIDED, HOWEVER, that notices sent by mail will not be deemed given until received:

              (a) if to Parent, to:

                    QRS Corporation
                    1400 Marina Way South
                    Richmond, CA 94804
                    Attention: Kenzel Hagaman, Esq.
                    Facsimile No.: (510) 621-3708

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    Spear Street Tower
                    One Market Street
                    San Francisco, CA 94105
                    Attention: Michael J. Kennedy, Esq.
                    Facsimile No.: (415) 947-2099

              (b) if to the Company, to:

                    Tradeweave, Inc.
                    303 Second Street, South Tower
                    San Francisco, CA 94107
                    Attention: John S. Simon
                    Facsimile No.: (415)

                    with a copy to:

                    Steinhart & Falconer LLP
                    333 Market Street, Suite 3200
                    San Francisco, CA 94105
                    Attention: Robb A. Scott
                    Facsimile No.: (415) 442-0856


         9.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the exhibits hereto, the Company Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder.

         9.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

         9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed, all as of the date first written above.

TRADEWEAVE, INC.                        QRS CORPORATION

By:______________________________       By:______________________________

   Name:_________________________          Name:_________________________

   Title:________________________          Title:________________________


        [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                              INDEX OF EXHIBITS


EXHIBIT              DESCRIPTION
-------              -----------

Exhibit A            Form of Voting Agreement

SCHEDULE 2           Company Disclosure Schedule

SCHEDULE 2.2(a)      Capitalization

SCHEDULE 2.2(b)      Company Stock Options

QRS Corporation agrees to furnish supplementally a copy of any of the foregoing exhibits not already included to the SEC upon request.

                   SCHEDULE 2.2(a)--COMPANY CAPITALIZATION

-------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION:                                    Total           QRS         P. Johnson      G. Saloner      Employees
                                                -------------------------------------------------------------------------
Preferred stock (5,628,886 shares authorized)
   Series A                                      5,628,886      4,964,678         529,115         135,093

Common stock (40,000,000 shares authorized)
   Round 1                                      20,000,000     18,000,000       1,520,000         480,000
   PRJ Stock Issuance                              542,503                        542,503
   Employee Options exercised                    1,141,000                                                      1,141,000
   Employee Options unexercised                  1,797,000                                                      1,797,000
                                                -------------------------------------------------------------------------
TOTAL                                           29,109,389      22,964,678      2,591,618         615,093       2,938,000
                                                =========================================================================
-------------------------------------------------------------------------------------------------------------------------